UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:  000-27769

                          Power Interactive Media, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           145 West Beaver Creek Road
                     Richmond Hill, Ontario, Canada L4B 1C6
                                 (905) 762-1500
              ----------------------------------------------------
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                         Common Stock, $0.0001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [_]            Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)       [_]            Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]            Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]            Rule 12g-3(b)(2)(ii)       [_]
                                          Rule 15d-6                 [_]

Approximate  number of holders of record as of the certification or notice date:
84

Pursuant to the requirements of the Securities Exchange Act of 1934 Orange Productions, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


Date: November 13, 2002     By:      /s/ Ronald Terry Cooke
                            ----------------------------------------------------
                            Ronald Terry Cooke, Chairman, President, CEO and CFO